Exhibit 99.1

CONTACT:	Robert Gross
President and Chief Executive Officer
(585) 647-6400

Catherine D’Amico
EVP of Finance and Chief Financial Officer
(585) 647-6400

Investor Relations:
Leigh Parrish/Caren Barbara
Financial Dynamics
(212) 850-5600

FOR IMMEDIATE RELEASE
MONRO MUFFLER BRAKE, INC. AUTHORIZES AN ADDITIONAL $30 MILLION IN SHARE REPURCHASES
     ROCHESTER, N.Y. – November 13 2007 – Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced that its Board of Directors authorized the Company to repurchase an additional $30 million in common stock. The purchases may be made from time to time in the open market or through privately negotiated transactions at management’s discretion, depending on market conditions and other factors, in accordance with Securities and Exchange Commission requirements. The share repurchase program has a term of 12 months and is in addition to the $30 million program authorized by the Board in January 2007, bringing the total authorized share repurchases to $60 million.
     Robert G. Gross, President and Chief Executive Officer, stated, “We are pleased with the Board’s ongoing support of our share repurchase program as it is an important tool in maximizing shareholder return. We remain steadfastly committed to the creation of value for our shareholders and are glad to retain the flexibility to be strategic and opportunistic with our capital.”
     The Company was authorized to purchase up to $30 million in shares of common stock under the program approved by the Board in January 2007. As of November 8, 2007, the Company had repurchased 1,318,556 shares at the weighted average price of $22.76. As of October 27, 2007, per its Form 10Q, the Company had 20,120,592 common shares outstanding.

About Monro Muffler Brake, Inc.
     Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr. Tire and Tread Quarters Discount Tires. The Company currently operates 715 stores and has 14 dealer locations in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine and Michigan. Monro’s stores provide a full range of services for exhaust systems, brake systems, steering and suspension systems, tires and many vehicle maintenance services.
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